Exhibit 5.1

LEDGEWOOD, P.C.

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

June 10, 2016

FinTech Acquisition Corp.
712 Fifth Avenue

12th Floor

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to FinTech Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-211139), including the proxy statement and prospectus contain therein (as amended or supplemented, the “Registration Statement”), filed pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) among the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and FTS Holding Corporation , a Delaware corporation (“FTS”), relating to the Company’s proposed merger with FTS (the “Business Combination”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of the opinions set forth below. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that (i) the Common Stock will be issued in the manner described in the Registration Statement and in accordance with the terms of the Merger Agreement and (ii) upon delivery of the Common Stock, the certificates representing shares of such Common Stock will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the shares of Common Stock in uncertificated form will have been duly made in the register of the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Common Stock to be issued by the Company upon consummation of the Business Combination are validly authorized and, when the Registration Statement shall have become effective and such shares of Common Stock have been issued and delivered in accordance with the terms and conditions of the Merger Agreement, such shares of Common Stock will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the federal laws of the United States of America and the Delaware General Corporation law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We consent to the reference to this opinion and to Ledgewood in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ledgewood
LEDGEWOOD
a professional corporation